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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE


         Atlas Air Worldwide Holdings Expects To Restate Financial Statements

Purchase, N.Y., October 16, 2002 - Atlas Air Worldwide Holdings, Inc. (NYSE:
CGO) today announced that it will initiate a re-audit of its financial results for fiscal years 2000 and 2001. This decision is based on the determination by the company that adjustments must be made in certain areas, which will require a restatement of certain prior financial reports. These adjustments will have no effect on the company's cash position.

Chief Executive Officer Richard H. Shuyler said, "In April, we appointed Ernst & Young to replace Arthur Andersen as our independent auditor. Since that time, we have been conducting a systematic review of our financial records and accounting policies. We have now determined that adjustments will be required in the areas of inventory obsolescence, maintenance expense, and allowance for bad debt, which will necessitate the restatement of certain prior financial reports. As a result, we will undertake a re-audit of the prior two fiscal years. We anticipate that this re-audit will be completed in early 2003, along with the completion of audited financial statements for fiscal 2002."

It is not currently possible to provide precise details of the necessary restatements until the re-audit is completed. However, in general, the company expects that there will be both positive and negative adjustments to the affected years. Preliminary indications are that the cumulative impact through 2001 will reduce after-tax income by roughly $60 million to $65 million. However, certain of these adjustments will have the effect of increasing year-to-date net income for 2002 by about $5 million to $10 million. It is important to note that these estimates are preliminary, and will be refined as the company's review and the re-audit progress.

Atlas Air's results for the third quarter will also reflect a change the company had previously determined to make in the manner in which it accounts for heavy maintenance. This change will bring its policies in line with those of other large airlines. The change is expected to provide a cumulative after-tax benefit of approximately $25 million to $30 million in 2002.

Until the re-audit is completed, the company cautions that its historical financial statements should not be relied upon. As a result of the re-audit, the company anticipates that it will need to delay the filing of its Form 10-Q for the third quarter of 2002.

The company maintains various credit facilities and is uncertain of the extent to which the expected restatement may affect compliance with financial covenants in these credit facilities. A definitive test of financial covenants requires completion of the re-audit.

Shuyler continued, "Although we are not happy to have to restate our earnings, we are determined to fix these problems and move on. In fact, the peak fourth quarter is under way and we are experiencing more charter business than ever. We currently expect the fourth quarter to yield record revenues for Atlas Air. On top of this, we are taking further steps to reduce costs, such as taking advantage of cost reductions from synergies related to our Polar Air Cargo acquisition."

The company will conduct an investor conference call today at 10:15 a.m. to give investors more information on this matter. The dial in number for the call will be 800-310-6649; from outside the US, the number is 719-457-2693.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the company's Web site for 30 days. A telephone replay of the call will also be available until October 30. To listen to the telephone replay, dial 888-203-1112 or 719-457-0820 and enter passcode number 583836.

ABOUT ATLAS AIR WORLDWIDE HOLDINGS, INC.

Atlas Air Worldwide Holdings, Inc. ("the Company") is the parent company of Atlas Air, Inc. ("Atlas Air"), and of Polar Air Cargo, Inc. ("Polar"). Atlas Air offers its customers a complete line of freighter services, specializing in ACMI (Aircraft, Crew, Maintenance, and Insurance) contracts, utilizing its fleet of B747 aircraft. Polar's fleet of Boeing 747 freighter aircraft specialize in time-definite, cost-effective, airport-to-airport scheduled airfreight service. Polar and Atlas Air are operated as separate subsidiaries of the Company. For more information, go to http://www.atlasair.com.

FORWARD-LOOKING STATEMENTS

This press release contains projections and other forward-looking statements that involve assumptions, risks and uncertainties. Readers are cautioned not to place undue reliance on these statements, which speak only as of the day of this release. These statements are inherently uncertain, and readers must recognize that our actual results may differ materially from our expectations. Further, we undertake no duty to update any of these forward-looking statements. Readers are referred to the documents filed by Atlas Air Worldwide Holdings, Inc. (together with its affiliates, "Atlas", "we" or "us") with the Securities and Exchange Commission (the "SEC"), specifically our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, which identify important risk factors that could cause our actual results to differ from those contained in the forward-looking statements. Other factors that may affect our plans or results include, without limitation, projected fourth quarter revenues, the expected restatement of our financial statements for the fiscal years 2000 and 2001 and for the first and second quarters of 2002, the financial impact resulting from the restatement of these financial statements, including revisions to our estimates of the financial impact of any required adjustments to the financial statements, the preparation of new audited financial statements for the periods in question, the potential delay in filing periodic reports with the SEC as required by the Securities Exchange Act of 1934, the inability of stockholders and the investing public to rely on our historical financial statements, and our ability to comply on a full and timely basis with the financial and other covenants set forth in our credit facilities.


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